CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement (Form N-2: File No. 333-   ; Amendment No. 16 to File No. 811-21969) of the references to our firm under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Financial Statements” in the Statement of Additional Information, as well as the incorporation by reference of our report dated February 26, 2010 included in the 2009 annual report to shareholders, all in the earlier registration statement (Form N-2, Post Effective Amendment No. 6 to File No. 333-149864; Amendment No. 15 to File No. 811-21969) of The GDL Fund (formerly known as The Gabelli Global Deal Fund).
/S/ ERNST & YOUNG, LLP /S/
Philadelphia, Pennsylvania
April 15, 2011